August 1, 2019

Private and Confidential

Geoff Griffiths

986 Belmont Avenue

North Vancouver, BC

V7R 1J8

Dear Geoff:

We are pleased to offer you employment in the position of Director of Commercialization with Shackelford Pharma Inc. (hereinafter “SPI”) on the terms and conditions set out in this letter agreement (the “Agreement”). This offer of employment and its terms are subject to the company closing its current round of financing and the provision of three references acceptable to SPI.

1. EMPLOYMENT AND DUTIES

1.1. Your employment will commence on September 1st, 2019 and will continue indefinitely unless and until terminated in accordance with this Agreement.

1.2. You will be employed in the position of Director of Commercialization.

1.3. You will report to the Chief Executive Officer, and to the COO when requested to do so.

1.4. You will faithfully, diligently and to the best of your ability perform the duties customarily performed by a Director of Commercialization which include those detailed within the job description which you have been provided (herein attached as Schedule “A”), understanding and agreeing that the company may, in its sole discretion, alter your duties and reporting relationships as it deems appropriate from time to time without being in breach of any of its employment obligations to you and without affecting any other terms of this Agreement.

1.5. You agree to devote your best efforts to advancing the interests of SPI, and not engage in any other employment or conduct that could either be in direct conflict with SPI interests or could cause a material and substantial disruption to SPI.

1.6. You agree to observe, comply with, and be bound by all operational policies, rules, procedures and performance requirements that may be introduced by the company, recognizing that such policies, rules, procedures and performance requirements may be unilaterally changed from time to time as the company, in its discretion, deems appropriate. You will also comply with all rules and regulations imposed by any authority or agency having jurisdiction over SPI and its business.

1.7. During the course of your employment, SPI may collect employee personal information about you, where it is reasonable for us to do so for the purposes of establishing, managing and/or terminating our employment relationship. SPI may use and disclose your employee personal information only for those purposes, or as permitted or required by law.

1.8. SPI may provide a laptop and/or desktop computer and cell phone. SPI shall have the right to access all communications conducted on SPI equipment during the course of employment, including e-mail. You shall refrain from engaging in any e-mail or Internet-related communications that could, in any way, be legally or ethically compromising for SPI if viewed or read by another party. You also agree:

1.8.1. Not to reveal, disclose or otherwise make available to any unauthorized person a SPI password or key, whether the password or key is assigned to you;

1.8.2. Not to obtain, possess or use in any manner a SPI password or key that is not assigned to you;

1.8.3. Not to input, load or otherwise attempt any unauthorized use of software in any SPI computer or other device, whether the computer or device is assigned to you;

1.8.4. To use your best efforts to prevent the unauthorized use of any laptop or personal computer, peripheral device, cellphone, smartphone, software or related technical documentation that SPI may issue to you.

2. WORKING DAYS AND HOURS

2.1. During employment with SPI you will promote the interests of SPI and devote sufficient time, attention and energies to ensure the success of SPI. The Director of Commercialization will not, during the time of employment with SPI, engage directly or indirectly in any undertaking that is in competition with SPI or creates a conflict of interest.

2.2. You acknowledge that the Director of Commercialization is a leadership position with hours of work that will vary and may be irregular and will be those hours required to meet the objectives of employment, as defined within the attached Job Profile. You agree that the compensation described in Section 3 of this Agreement compensates the Director of Commercialization for all hours worked. The position meets the Employment Standards Act definition of manager and as such is exempt from the parts of the Act that relate to overtime, hours of work and statutory holiday pay.

2.3. If you are unable to report for work due to illness, injury or other cause, you must advise the Chief Executive Officer or Chief Operating Officer as early as possible so that we can make alternative arrangements. In such event, SPI has the right to require you to supply proof of the illness or injury in the form of doctor’s note.

3. COMPENSATION AND BENEFITS

3.1 For services rendered under this Agreement, SPI will pay you an annual salary of $165,000 on a monthly basis.

3.2 SPI will pay you bonuses tied to the financial performance and circumstances of SPI, and provided you are actively employed with SPI on the date such bonus’ are paid out. The details of the bonuses for the first year of employment are as follows:

December 31, 2019. $7,500. Completion of approved marketing plan, including corporate branding strategy. The plan should provide segmentation, characteristics and metrics for the global, regional and key national markets for cannabis and hemp products. It should include competitive analysis, and provide insights and recommendations for differentiation and value-based pricing.

March 31, 2020. $7,500. Completion of approved product launch plans for cannabis and CBD products. The plans should include recommendations for branding that leverage the corporate brand into identified channels and markets.

August 31, 2020. $10,000. Successful market entry for one or more products., defined in part as receipt of revenues in excess of $100,000.

At your election, bonuses may be equity-based rather than paid in cash.

3.3 You will be provided with an option grant of 500,000 shares at an execution price to be determined and subject to the terms and conditions of the company’s Stock Option Plan.

3.4 You will be entitled to participate in SPI’s group benefit plans once they are established, subject to the requirements and waiting periods set out in those plans. The liability of SPI with respect to benefits is limited to the premiums or portions of the premiums related to the provision of benefit plans and, SPI is not to be constituted the insurer in the event that the insurance company denies coverage or if, for some other reason, the insurance is not effected. SPI may amend, add, eliminate, or modify, in whole or in part, any benefits or the level of any benefits, from time to time with or without notice.

3.5 From the salary, bonuses, benefits and other allowances paid or provided as set out above, SPI will deduct and remit all statutory deductions required to be made under the laws of Canada and British Columbia.

3.6 SPI will reimburse you for any authorized and properly documented business expenses incurred during your employment.

3.7 A yearly performance review will be conducted for the annual periods from September 1st to August 31st. Salary and bonus will be appropriately reviewed after each performance review with any adjustments following guidelines established by the compensation committee of the board of directors.

4. VACATIONS

4.1 You will be entitled to take four weeks paid vacation per annum during the first three years of employment.

4.2 Vacation entitlement may not be accrued, deferred or banked without expressed permission from the company. Should vacation already taken exceed the vacation earned at the time your employment terminates, you expressly authorize the company to make the appropriate deduction from your final pay cheque.

5. TERMINATION

5.1 SPI may terminate your employment for cause without notice or any payment in lieu thereof.

5.2 SPI may terminate your employment at any time, without cause, by providing you with four months working notice, or equivalent pay payment in lieu of notice, and any other payments required by the British Columbia Employment Standards Act, as amended, including outstanding wages and vacation pay.

This notice (or compensation in lieu of notice) and severance pay shall constitute the full monetary or other entitlement that shall be owing to you upon termination of your employment without cause.

5.3 You may terminate your employment with SPI at any time by providing SPI with two (2) months’ notice in writing to that effect. If you provide written notice, SPI may waive such notice, in whole or in part, in which case SPI will pay to you for the amount of time remaining in that notice period and your employment shall terminate on the earlier date specified by SPI.

6. CRIMINAL RECORD SEARCH/ DISCLOSURE

You acknowledge and agree that as Director of Commercialization you are in a position of authority and trust that may involve responsibility for certain operations of the company and, further, that a criminal record may prevent you from meeting the travel requirements of the position and may prevent the company with complying with government licensing requirements. The existence of a conviction will not preclude you from employment with SPI but is necessary to enable SPI to determine whether the offence is related to the intended position. You hereby consent to the disclosure to SPI of criminal convictions prior to or during the term of employment, including any convictions described under the Criminal Code (Canada) for which a pardon has been granted.

You shall provide a criminal record check within one month after request to do so. Failure by you either to disclose any conviction prior to or during the term of this Agreement or to submit to a criminal history check on the foregoing terms will result in the immediate termination of this Agreement for cause.

Failure by you either to disclose any conviction prior to or during the Term or to submit to a criminal history check on the foregoing terms will result in termination of employment for cause.

7. AUTHORIZATION

To the extent you become indebted to the SPI through purchases of goods, advances received, charges incurred, excess vacation or otherwise, you hereby authorize SPI to deduct such indebtedness from your final paycheque when your employment terminates.

8. CONFIDENTIAL INFORMATION

In the course of your employment, you will have access to and be entrusted with sensitive information relating to the business of SPI which is not generally known by persons outside of SPI (“Confidential Information”). Confidential Information includes information pertaining to SPI’s employees, athletes, suppliers, assets, equipment, operations, finances, forecasts, technical or non-technical information, innovations, processes, and business plans or strategies. You must not, during the term of this Agreement or at any time thereafter, divulge, furnish, provide access to, or use any Confidential Information, for any purpose other than as required to meet your employment obligations to SPI, or as required by law.

At any time upon SPI request, and certainly when your employment with SPI is over, you will return all materials (including, without limitation, documents, drawings, papers, diskettes and tapes) containing or disclosing any Confidential Information (including all copies thereof), as well as any keys, pass cards, identification cards, computers, printers, cell phones, smartphones or similar items or devices that SPI has provided to you. You will provide SPI with a written certification of your compliance with your obligations under this paragraph.

9. ENTIRE AGREEMENT

This Agreement constitutes the complete and entire agreement between you and SPI concerning your employment and, as of its effective date, replaces and supersedes any and all prior agreements, written or oral, between you and SPI or its representatives relating thereto. Except as specifically set forth herein, neither party makes or gives any representation or warranty, express or implied, statutory or otherwise, to the other. Any statements or representations that may previously have been made by you to SPI or any of its representatives, or by SPI or any of its representatives to you, have not been relied upon in connection with the execution of this Agreement and are of no force or effect.

10. CONSIDERATION

The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. The parties hereby waive all defences relating to an alleged failure or lack of consideration in connection with this Agreement.

11. GOVERNING LAW

This Agreement shall be governed by the laws of British Columbia and shall in all respects be treated as a British Columbia contract.

Signature page follows.

Would you kindly acknowledge your acceptance of and agreement to the foregoing terms of employment by signing this letter where indicated below and returning it to Shackelford Pharma Inc.

Yours truly,

Shackelford Pharma Inc.

I acknowledge that I have carefully read this Agreement and, having had the opportunity to obtain legal advice, fully understand, accept and agree to all of the terms and conditions of employment it contains:

SCHEDULE A

Job Description

POSITION:	DIRECTOR OF COMMERCIALIZATION

LOCATION:	CANADA

DEPARTMENT:	MARKETING

RESPONSIBLE TO:

Chief Executive Officer

POSITION SUMMARY:

The Director of Commercialization is responsible for providing leadership for the marketing function within SPI, encompassing product planning, product marketing, and branding. The objective of the is to manage the company’s product portfolio, driving successful product lifecycles from product concepts to product retirements, and building a profitable business which addresses unmet medical challenges. As a member of a cross functional team, the role will contribute to business and operational plans, ensuring that the product and marketing efforts support the Company’s overall strategy and goals.

GENERAL RESPONSIBILITIES:

• Act as an internal leadership resource for brand management.

• Manage the product portfolio and life cycles with the aim of establishing and growing profitable revenue.

• Conduct market research and analyses. Characterize and quantitate market(s) and segmentation.

• Develop customer/patient insights that enable proper core positioning and messaging.

• Identify opportunities for new products and services.

• Perform competitive analyses. Support the corporate finance team with the resulting information.

• Lead project meetings to define strategic plans for the marketing team.

• Develop and implement marketing plans.

• Manage product launches.

• Create effective relationships with key thought leaders, channel partners, customers and advocacy groups.

• Engage in clinical, channel partner and service partner site visits as required.

• Ensure that marketing material and programs are compliant with regulatory requirements.

• Provide overall leadership for the development and implementation of sales promotion campaigns and material.

• Manage agency relationships to ensure timely delivery of assigned tactics and that they align with strategy.

• Collaborate with the clinical and technical team to develop patient programs that are in line with strategic direction; leveraging these programs to support market entry and expansion.

• Monitor and control program and sales performance and work with the team to adjust plan accordingly.

• Oversee the implementation of brand strategies and tactics; analyze feedback, and propose changes and improvements when necessary.

• Communicate effectively within the organization to ensure the motivation and alignment necessary to achieve product objectives.

SUPERVISORY RESPONSIBILITIES (CHECK AS APPLICABLE):

☐ This position has no supervisory responsibilities

☐ Provides work direction only

☐ Provides work direction and gives input on hiring, promotions, transfers, performance management, discipline and termination

☒ Provides work direction plus has responsibility for hiring, promotions, transfers, performance management, discipline and termination

WORKING CONDITIONS AND ENVIRONMENT:

Office based with travel to attend meetings, site visits, conferences etc.

SKILLS AND QUALIFICATIONS:

• Undergraduate degree in Business, Marketing, or Science.

• A minimum of 5-7 years of sales experience, or combination of sales and marketing experience, with most of this experience in the pharmaceutical or medical sector.

• Experience in marketing management, product management and portfolio management.

• Ability to analyse and interpret market data; capable of identifying market research needs and commissioning appropriate project work.

• Ability to develop effective relationships and operate with senior level management.

• Demonstrated high level of understanding of regulatory guidelines.

• Cross-functional project management experience preferred.

• Fluent in both written and oral English.

• Excellent presentation skills in both written and oral forms.

• Proficient with Microsoft Office products.

• Knowledge of the clinical applications of cannabis is a definite asset.

• Bi- or multi-lingualism is considered an asset

The job description documents the general nature and level of work but is not intended to be a comprehensive list of activities, duties and responsibilities required of job incumbents. Therefore, job incumbents are expected to perform all other duties as assigned or required, as training and experience allow.

Shackelford Pharma Inc. reserves the right to make modifications to this job description as deemed necessary by changing position and business requirements.